Exhibit 10.16

AMENDMENT TO

PLUG POWER INC.
1999 STOCK OPTION AND INCENTIVE PLAN

Section 3(a) is replaced in its entirety with the following:

Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 6,128,632 shares of Stock plus, as of the first day of each January and July, commencing July 1, 2001, 16.4 percent of any net increase since the preceding July 1 or January 1, as the case may be, in the total number of shares of Stock actually outstanding; plus shares of Stock underlying awards under the Plug Power, L.L.C. Membership Option Plan which are forfeited, cancelled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than be exercise) from time to time. Notwithstanding the foregoing, the maximum number of shares of Stock for which Incentive Stock Options may be issued under the Plan shall not exceed 4,561,002. For purposes of this limitation, the shares of Stock underlying any Awards which are forfeited, cancelled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that from and after the date the Company becomes subject to the provisions of Section 162(m) of the Code, Stock Options or Stock Appreciation Rights with respect to no more than 500,000 shares of Stock may be granted to any one individual participant during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company and held in its treasury.